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                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                    -------------------------------------

                                 FORM 8-K

                              CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934


Date of Report  (Date of earliest event reported): May 6, 1996

                             TCSI Corporation
         (Exact name of registrant as specified in its charter)

         Nevada                    0-19377                 68-0140975
(State of incorporation)         (Commission             (IRS Employer
                                 File Number)          Identification No.)

2121 Allston Way, Berkeley, California                       94704
(Address of principal executive offices)                   (Zip Code)

Registrant's telephone number, including area code:  (510) 649-3700

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Item 5.  Other Events.

         On May 6, 1996, TCSI Corporation issued a press release, a copy of which is filed herewith as Exhibit 28.


                                SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             TCSI Corporation


By:/s/Paul A. Farmer
   -----------------
Paul A. Farmer
Chief Financial Officer

Date: May 6, 1996

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                             INDEX TO EXHIBITS


28.  Press Release, dated May 6, 1996

            TCSI SELECTED TO RECEIVE FUNDING FROM ISRAEL-U.S. FOUNDATION

         LEADING OBJECT-ORIENTED SOFTWARE COMPANY CHOSEN ON THE BASIS OF
ITS
                    FLAGSHIP PRODUCT -- OBJECT SERVICES PACKAGE

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For additional information contact:

TCSI Corporation                               BIRD Foundation
  Press Inquiries:                               Press Inquiries:
  Susan Trainer - (510) 837-5503                 Ira Grinberg - +972 3 6470710
  Investor Inquiries:
  Leigh Salvo - (510) 649-3800

         TCSI SELECTED TO RECEIVE FUNDING FROM ISRAEL-U.S. FOUNDATION

      LEADING OBJECT-ORIENTED SOFTWARE COMPANY CHOSEN ON THE BASIS OF ITS
                FLAGSHIP PRODUCT -- OBJECT SERVICES PACKAGE

BERKELEY, California - May 6, 1996 - TCSI Corporation (Nasdaq: TCSI), a global provider of software to the Telecom industry, announced today that it was selected to receive project funding from the Israel-U.S. Bi-national Industrial Research and Development (BIRD) Foundation. The foundation, established by the U.S. and Israeli governments to promote cooperation between both countries' high-tech industries, recently agreed to invest $9.9 million to underwrite 50 percent of the cost of 18 new projects scheduled to begin in Israel. The approved projects are in the fields of the environment, electronics, software, communications, and medicine. TCSI and Ephyx Technologies, an Israeli-based technology company, received joint funding of $950 thousand for the development of next-generation, object-oriented software for the Telecom industry. Other U.S. high-tech companies selected to receive BIRD funding include America On-line, SHL Systemhouse, and Tandem.

TCSI was selected for BIRD funding on the basis of its core technology, Object Services Package (OSP), an industrial-strength distributed object development and runtime software environment. OSP is widely used among telecommunications service providers across the world. The software to be jointly developed by TCSI and Ephyx will combine the development efficiencies associated with both popular PC GUI tools and object-oriented UNIX tools into an easy-to-use, robust software product.

"The projects approved this year represent a new high point in BIRD's activities," said Dan Vilenski, BIRD's Executive Director. "Not only were a record number of projects approved, but the caliber of the American companies participating in the projects has increased considerably. More and more U.S.-based companies, leaders in their fields, are eager to cooperate with high-tech companies in Israel. The BIRD Foundation is proud to have contributed to this development."

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"Recognition and funding from the BIRD Foundation demonstrates the growing importance of object-oriented technology on a global scale," said Ram Banin, executive vice president and general manager of TCSI's Object Software Group. "We are extremely pleased to be included in this prestigious group of companies and to have the opportunity to collaborate with a wider international technology community."


About TCSI Corporation's Products

TCSI provides telecommunication management applications that are built upon the Company's flagship software product, Object Services Package (OSP). OSP is a highly scalable industrial-strength distributed object development and runtime environment for large, object-oriented client/server systems. Major communications corporations worldwide use OSP to design, implement, and deploy mission-critical applications for management and operations support systems. The product provides an integrated environment for deploying graphical user interfaces (X11/Motif and Windows), object services (distributed object management and CORBA), and communications gateways (SNMP, CMIP, and proprietary). OSP also provides persistent data storage in relational databases from Informix Software, Inc., Oracle Corporation, and Sybase, Inc.


BIRD Foundation

The BIRD Foundation was established in 1977 by the U.S. and Israeli governments to stimulate mutually beneficial cooperation between the private sectors of the U.S. and Israeli high-tech industries. BIRD's annual income derives from repayments of successful projects, as well as interest on the original endowment of $110 million that was equally provided by the two governments. To date, BIRD has invested $140 million in 450 projects, which have so far produced more than $5 billion in sales worldwide. Each year, BIRD supports some 40 projects with a total investment of about $13 million. The Foundation's U.S. headquarters is in Santa Clara, California.


EPHYX Technologies Ltd.

Ephyx Technologies Ltd. is an Israeli software development company, with a strong team of computer science professionals. The company is developing innovative multimedia based products and specializes in developing object oriented applications rich with graphical user interfaces on the MS Windows/Windows NT environment. Ephyx has taken part in contract-engineering projects for leading hi-tech firms, and has completed projects for Edunetics Ltd. (Nasdaq: EDNTF), Efrat Future Technology (Nasdaq: CMVT), Client Server Technology Ltd. and C. Mer Industries Ltd.


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TCSI Corporation

TCSI Corporation provides object-oriented software products, services, and solutions to the Telecom industry worldwide. Service providers and equipment manufacturers deploy TCSI's software to enable a range of customer services, automated processes, and the management of broadband, wireless, and intelligent networks. Based in Northern California, TCSI has offices in North America, Europe, and the Pacific Rim. The Company reported revenues of $55.4 million in 1995 and $18.5 million in the first quarter of 1996.

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